Exhibit 22.1

Subsidiary Guarantors and Issuers of Guaranteed Securities

The table below sets forth the respective issuers, co-issuers and guarantors of the notes issued by Aon Global Limited, Aon Global Holdings plc and Aon Corporation and the jurisdiction of incorporation of each such entity.

		Aon Corporation	Aon Global Limited	Aon Corporation and Aon Global Holdings plc
Entity	Jurisdiction of Incorporation	8.205% Junior Subordinated Notes due 2027 4.50% Senior Notes due 2028 3.75% Senior Notes due 2029 2.80% Senior Notes due 2030 6.25% Senior Notes due 2040

4.00% Senior Notes due 2023
3.50% Senior Notes due 2024
3.875% Senior Notes  due 2025
2.875% Senior Notes due 2026
4.25% Senior Notes due 2042
4.45% Senior Notes due 2043
4.60% Senior Notes due 2044
4.75% Senior  Notes due 2045

2.85% Senior Notes due 2027 2.05% Senior Notes due 2031 2.60% Senior Notes due 2031 5.00% Senior Notes due 2032 5.35% Senior Notes due 2033 2.90% Senior Notes due 2051 3.90% Senior Notes due 2052

Aon plc	Ireland	Guarantor	Guarantor	Guarantor

Aon Global Limited	UK	Guarantor	Issuer	Guarantor

Aon Global Holdings plc	UK	Guarantor	Guarantor	Co-Issuer

Aon Corporation	US	Issuer	Guarantor	Co-Issuer

Aon North America, Inc.	US	Guarantor	Guarantor	Guarantor